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                                                                    Exhibit 99.2

[LOGO] FiberNet
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CONTACT:   Michael Liss or Trey Farmer
           FiberNet Telecom Group, Inc.
           212/405-6200



FiberNet Completes Additional $22.5 Million Private Placement With Nortel Networks, Increasing Aggregate Investment In FiberNet To $42.5 Million

New York, (August 2, 2000)--FiberNet Telecom Group, Inc. (NASDAQ:FTGX) announced today that it had closed an additional $22.5 million private placement of 8% convertible preferred stock at a price of $10 per share with Nortel Networks.
In aggregate, Nortel Networks has invested $42.5 million in FiberNet.

About FiberNet:
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FiberNet Telecom Group, Inc. is a carrier's carrier that designs, builds and operates 100% fiber optic transmission networks in Tier 1 cities. The Company's Metropolitan Transport Networks (MTNs) link carrier hotels and multi-tenant office buildings. FiberNet enters into license agreements with nation-wide property owners to design, build, and operate FiberNet In-building Networks
(FINs) within Class A commercial properties.

FiberNet has lit multiple strands of fiber on its MTN throughout New York City, with extensive plans to introduce its services to other Tier 1 cities. The FiberNet network utilizes a diversely routed, SONET ring architecture that extends from premier carrier hotels to Class A office buildings that are equipped with a FIN. By offering carrier class backbone reliability directly to tenants and carrier premises, FiberNet is seeking to set a new standard for the fastest local loop delivery and connectivity of DS1 to OC192, and 10/100b Ethernet circuits. For more information on FiberNet, please see our website at

http://www.ftgx.com.
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This press release contains certain forward looking statements involving known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.